Exhibit 17(k)


                                         (BULL LOGO)
                                         Merrill Lynch Investment Managers



                                         Semi-Annual Report
                                         June 30, 2002



(BULL LOGO)
Merrill Lynch Investment Managers
----------------------------------------
             | (GRAPHICS OMITTED)



This report is not authorized for        The Corporate Fund
use as an offer of sale or a             Accumulation
solicitation of an offer to buy          Program, Inc.
shares of the Program unless
accompanied or preceded by the
Program's current prospectus. The
Corporate Fund Accumulation Program
is only open to holders of units of
Corporate Income Fund, International
Bond Fund and Corporate Investment
Trust Fund for reinvestment of
distributions on those units. The
investment objective of the Program
is to provide shareholders with a
high level of current income by
investing in long- and
intermediate-term bonds that are
primarily corporate bonds or notes.
Past performance results shown in
this report should not be considered
a representation of future
performance. Investment return and
principal value of shares will
fluctuate so that shares, when
redeemed, may be worth more or less
than their original cost. Statements
and other information herein are as
dated and are subject to change.









The Corporate Fund
Accumulation
Program, Inc.
Box 9011
Princeton, NJ
08543-9011
________________________________________
Printed on post-consumer
recycled paper            |  #CIAP1-6/02 www.mlim.ml.com

To Our Shareholders:
-------------------------------------------------------------------------------

For the six months ended June 30, 2002, The Corporate Fund Accumulation Program, Inc. provided a total investment return of +2.28%, based on a change in per share net asset value from $20.91 to $20.90, and assuming reinvestment of $0.478 per share income dividends. (Complete performance information can be found on page 3 of this report to shareholders.)


Market Review
Real gross domestic product (GDP) grew at a strong 6.1% annual rate for the first quarter of 2002, with real final demand growing at a robust 2.6%. The slower pace of inventory liquidation and the increase of another 14% in federal outlays contributed to first quarter GDP growth. While growth was quite strong, the labor market remained somewhat weak. Although initial and continuing jobless claims fell in the last week of April, they remain stubbornly high relative to recent history. The drop in durable goods orders for March, along with the drop in the Institute for Supply Management manufacturing index for April, suggests that business equipment spending remains weak. The Federal Reserve Board's "beige book" paints a picture of an economy that is expanding with scant evidence of follow through in capital spending. With banks tightening their lending standards, the business equipment area will take some time to recover.

Fundamental economic news became somewhat less relevant last month, as the crisis of confidence in the very foundations of the U.S. economic system dominated market sentiment. Much of the sell-off in the equity and corporate bond markets through the first half of the year could be attributed to an increasing lack of faith in corporate governance, the accounting industry, Wall Street analysts, rating agencies and even regulatory bodies. Greater scrutiny of corporations and their past behavior, however, is affecting not only current valuations of the equity and bond markets but also future business activity. There is strong evidence that corporations are continuing to cut costs and capital spending and instead use free cash flow to reduce their debt levels. Even as these efforts have clear positive implications in the long run, they do come at the expense of a slowdown in business activity and increased unemployment in the short run.

U.S. Treasury yields declined quite sharply in June, as concerns about corporate accountability, geo-political issues and the threat of terrorism on U.S. soil led to a "flight to quality," despite increasing evidence of an economic recovery, worsening budget and trade deficits and a weaker dollar. It is quite likely that the corporate market will remain under some uncertainty for the next few months, as second-quarter earnings announcements and the potential adverse rating agency actions run their course, not to mention the near-certain regulatory and legislative responses. However, given the improving fundamentals for corporates, we remain holders of corporate debt, but with a clear bias for specific sectors and securities.


Portfolio Matters
In January 2002, we believed that we were seeing an end to the severe market turmoil caused by the extraordinary events of 2001 including a terrorist attack of extraordinary proportion, the nation's largest bankruptcy and headline volatility in the safe havens of the bond market. In actuality, we moved on to an extension of those events and the resultant worst credit market in history.

During the first six months of 2002, we began to increase the proportion of our lower investment-grade bonds with the hope of an improving economic cycle. In March, GDP was strong and renewed issuance of new bonds firmed the general tone in the marketplace. We were able to take advantage of the more inexpensively priced new issues and enhance the yield on the portfolio.

In the second quarter of 2002, renewed pressure on energy and telecommunications companies began to drive corporate bond investors to higher-quality issues. The holdings in the Program rated in the BBB category began to suffer price declines in the face of weak demand for such bonds. We sold

-------------------------------------------------------------------------------

many of our BBB holdings in the beginning of the second quarter including WorldCom, Inc. and Qwest Communications International Inc. as well as energy companies such as The Williams Companies, Inc. and El Paso Corporation before much of these companies' deterioration was evident in the marketplace. We reinvested the proceeds of these sales in higher-rated corporate bonds, anticipating better performance for higher-quality bonds. For the year-to-date, spreads on banks tightened eight basis points (0.08%) and real estate investment trusts tightened 51 basis points, while media bonds and telecommunications issues widened 65 basis points and 154 basis points, respectively, during the same period.

Similarly, spreads to Treasury bonds increased more for the lower-rated issues than for higher-quality bonds. Consequently, the Program was able to achieve solid performance results for the six months ended June 30, 2002.

We believe that the bifurcated market in corporate bonds will continue as legislators and business leaders struggle with the issues of corporate governance and accounting veracity. Until we see evidence of a calming of these concerns and greater stability to the economic recovery, we will continue to seek the capital preservation offered by higher-quality industries.


In Conclusion
We appreciate your investment in The Corporate Fund Accumulation
Program, Inc., and we look forward to assisting you with your investment needs in the months and years ahead.


Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Melinda A. Raso)
Melinda A. Raso
Vice President and Portfolio Manager



(Robert R. Peterson Jr.)
Robert R. Peterson Jr.
Vice President and Portfolio Manager



August 1, 2002

_______________________________________________________________________________

We are pleased to announce that Melinda A. Raso and Robert R. Peterson Jr. are responsible for the day-to-day management of The Corporate Fund Accumulation Program, Inc. Ms. Raso joined Merrill Lynch Investment Managers, L.P. (MLIM)
in 1982 and is currently Vice President and Portfolio Manager. Mr. Peterson joined MLIM in 1989 and is Managing Director in the Taxable Fixed Income area.
_______________________________________________________________________________

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
About Fund Performance
-------------------------------------------------------------------------------

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.


_______________________________________________________________________________
Recent Performance Results
-------------------------------------------------------------------------------
                                                        6-Month          12-Month      Standardized
As of June 30, 2002                                   Total Return     Total Return    30-Day Yield
---------------------------------------------------------------------------------------------------
The Corporate Fund Accumulation Program, Inc.*            +2.28%           +7.18%           4.53%
---------------------------------------------------------------------------------------------------
ML Corporate A-AAA Rated Index**                          +3.94            +9.43             --
---------------------------------------------------------------------------------------------------

 *Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date.
**This unmanaged Index is comprised of bonds rated A-AAA, of all maturities.


_______________________________________________________________________________
Average Annual Total Return
-------------------------------------------------------------------------------
Period Covered                                                         % Return
One Year Ended 6/30/02                                                   +7.18%
Five Years Ended 6/30/02                                                 +6.05
Ten Years Ended 6/30/02                                                  +6.37

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Schedule of Investments as of June 30, 2002
-------------------------------------------------------------------------------
                  S&P     Moody's      Face
Industry         Rating   Rating      Amount                    Issue                                            Value
---------------------------------------------------------------------------------------------------------------------------
                                               U.S. Government Obligations
---------------------------------------------------------------------------------------------------------------------------
U.S. Government                                U.S. Treasury Bonds:
Obligations--     AAA      Aaa     $  100,000     6.125% due 8/15/2007 ....................................  $   108,994
0.9%              AAA      Aaa        129,000     4.875% due 2/15/2012 ....................................      129,484
                                               U.S. Treasury Notes:
                  AAA      Aaa        200,000     4.375% due 5/15/2007 ....................................      202,750
                  AAA      Aaa         45,000     5.375% due 2/15/2031 ....................................       44,065
---------------------------------------------------------------------------------------------------------------------------
                                               Total U.S. Government Obligations
                                               (Cost--$479,744)--0.9%                                            485,293
---------------------------------------------------------------------------------------------------------------------------
                                               Corporate Bonds
---------------------------------------------------------------------------------------------------------------------------
Aerospace &       BBB-     Baa3       150,000  Northrop Grumman Corporation, 7.125% due 2/15/2011 .........      159,759
Defense--         BBB-     Baa3       250,000  Raytheon Company, 6.75% due 3/15/2018 ......................      252,340
0.8%                                                                                                         -----------
                                                                                                                 412,099
---------------------------------------------------------------------------------------------------------------------------
Automotive &      BBB      Baa2       100,000  Delphi Auto Systems Corporation, 6.55% due 6/15/2006 .......      104,267
Equipment--       BBB+     Baa1       535,000  Ford Motor Company, 7.45% due 7/16/2031 ....................      498,003
1.1%                                                                                                         -----------
                                                                                                                 602,270
---------------------------------------------------------------------------------------------------------------------------
Banks &           A-       A2         100,000  BB&T Corporation, 6.50% due 8/01/2011 ......................      104,612
Thrifts--19.5%    A-       A1         400,000  Banc One Corp., 8% due 4/29/2027 ...........................      458,693
                  A        Aa3        603,000  Bank of America Corporation, 7.40% due 1/15/2011 ...........      660,407
                  A+       Aa2        500,000  The Bank of New York, 5.20% due 7/01/2007 ..................      509,768
                  A        Aa3        800,000  Bank One Corp., 6.875% due 8/01/2006 .......................      864,563
                  A+       Aa2      1,400,000  BankAmerica Corp., 5.875% due 2/15/2009 ....................    1,411,565
                                               Citigroup Inc.:
                  AA-      Aa1        950,000     5.70% due 2/06/2004 .....................................      988,022
                  A+       Aa2        355,000     6.625% due 6/15/2032 ....................................      343,210
                  A        A1         800,000  FleetBoston Financial Corp., 7.25% due 9/15/2005 ...........      869,975
                  A        A1         500,000  HSBC Holding PLC, 7.50% due 7/15/2009 ......................      557,506
                  A+       A1       1,160,000  J.P. Morgan Chase & Co., 6.625% due 3/15/2012 ..............    1,192,961
                  A        A2         400,000  Mellon Financial Co., 6.875% due 3/01/2003 .................      412,202
                  A-       A2         500,000  Regions Financial Corporation, 6.375% due 5/15/2012 ........      514,649
                  BBB+     A3         400,000  Washington Mutual Inc., 7.50% due 8/15/2006 ................      432,665
                                               Wells Fargo Company:
                  A+       Aa2        400,000     7.25% due 8/24/2005 .....................................      435,694
                  A+       Aa2        900,000     5.125% due 2/15/2007 ....................................      910,583
                                                                                                             -----------
                                                                                                              10,667,075
---------------------------------------------------------------------------------------------------------------------------
Chemicals--       BBB+     A3         500,000  Praxair Inc., 6.375% due 4/01/2012 .........................      518,465
1.0%
---------------------------------------------------------------------------------------------------------------------------
Financial                                      Ford Motor Credit Company:
Services--        BBB+     A3         615,000     7.50% due 6/15/2003 .....................................      635,916
Captive--8.2%     BBB+     A3       1,250,000     6.875% due 2/01/2006 ....................................    1,278,832
                  BBB+     A3         218,000     7.375% due 2/01/2011 ....................................      220,810
                                               General Motors Acceptance Corporation:
                  BBB+     A2       1,033,000     6.85% due 6/17/2004 .....................................    1,080,280
                  BBB+     A2       1,000,000     7.75% due 1/19/2010 .....................................    1,058,096
                  BBB+     A2         181,000     8% due 11/01/2031 .......................................      185,118
                                                                                                             -----------
                                                                                                               4,459,052
---------------------------------------------------------------------------------------------------------------------------
Financial                                      Countrywide Home Loan:
Services--        A        A3         400,000     5.25% due 6/15/2004 .....................................      411,182
Consumer--        A        A3       1,000,000     5.625% due 5/15/2007 ....................................    1,022,561
5.4%


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Schedule of Investments as of June 30, 2002 (continued)
-------------------------------------------------------------------------------
                  S&P     Moody's      Face
Industry         Rating   Rating      Amount                    Issue                                            Value
---------------------------------------------------------------------------------------------------------------------------
                                               Corporate Bonds (continued)
---------------------------------------------------------------------------------------------------------------------------
Financial                                      Household Financial Corporation:
Services--        A        A2      $1,200,000     6.50% due 1/24/2006 .....................................  $ 1,226,863
Consumer          A        A2         100,000     7.875% due 3/01/2007 ....................................      106,657
(concluded)       A        A2         200,000     6.75% due 5/15/2011 .....................................      196,845
                                                                                                             -----------
                                                                                                               2,964,108
---------------------------------------------------------------------------------------------------------------------------
Financial         BBB+     A2         260,000  AT&T Capital Corporation, 6.60% due 5/15/2005 ..............      247,782
Services--        A+       A3         130,000  Boeing Capital Corporation, 7.10% due 9/27/2005 ............      140,663
Other--17.1%      BBB+     A2         750,000  CIT Group Inc., 7.375% due 4/02/2007 .......................      750,079
                  BBB-     Baa2       121,000  Capital One Bank, 6.50% due 7/30/2004 ......................      122,222
                  AA-      Aa3        250,000  Credit Suisse First Boston Inc., 6.125% due 11/15/2011 .....      245,588
                  AAA      Aaa        520,000  General Electric Capital Corporation, 6.75% due 3/15/2032 ..      510,782
                                               Goldman Sachs Group, Inc.:
                  A+       A1         700,000     7.625% due 8/17/2005 ....................................      767,136
                  A+       A1         300,000     6.875% due 1/15/2011 ....................................      311,023
                  AA-      A1         250,000  International Lease Finance Corporation, 5.50%
                                               due 6/07/2004 ..............................................      257,698
                                               Lehman Brothers Holdings, Inc.:
                  A        A2         600,000     6.625% due 4/01/2004 ....................................      629,370
                  A        A2         400,000     7% due 2/01/2008 ........................................      428,211
                  A        A2         709,000     7.875% due 8/15/2010 ....................................      776,655
                  BBB      Baa2       500,000  MBNA America Bank NA, 6.625% due 6/15/2012 .................      502,382
                  A+       A1       1,000,000  Mellon Funding Corporation, 4.875% due 6/15/2007 ...........    1,006,373
                  AA-      Aa3        900,000  Morgan Stanley, Dean Witter, Discover & Co., 7.125%
                                               due 1/15/2003 ..............................................      923,625
                  AA-      Aa1      1,000,000  Salomon Smith Barney Holdings, 5.875% due 3/15/2006 ........    1,045,095
                                               Texaco Capital Inc.:
                  AA       Aa3        100,000     8.625% due 6/30/2010 ....................................      119,276
                  AA       Aa3         50,000     8.625% due 11/15/2031 ...................................       64,505
                  A+       A1         500,000  Verizon Global Funding Corporation, 6.75% due 12/01/2005 ...      518,225
                                                                                                             -----------
                                                                                                               9,366,690
---------------------------------------------------------------------------------------------------------------------------
Foods--3.4%       A        A2         250,000  Coca-Cola Enterprises, 6.125% due 8/15/2011 ................      257,454
                  A-       A2         230,000  Kraft Foods Inc., 4.625% due 11/01/2006 ....................      229,140
                  A        A1         670,000  Pepsi Bottling Holdings Inc., 5.625% due 2/17/2009 (a) .....      680,788
                  BBB      Baa3       650,000  Tyson Foods, Inc., 6.625% due 10/01/2004 ...................      677,643
                                                                                                             -----------
                                                                                                               1,845,025
---------------------------------------------------------------------------------------------------------------------------
Forest            BBB      Baa2       250,000  Weyerhaeuser Company, 5.95% due 11/01/2008 .................      252,637
Products--0.5%
---------------------------------------------------------------------------------------------------------------------------
Industrial--                                   Anheuser-Busch Companies Inc.:
Consumer          A+       A1         380,000     7.50% due 3/15/2012 .....................................      437,117
Goods--5.1%       A+       A1         250,000     6% due 11/01/2041 .......................................      233,297
                  A-       A3       1,000,000  Kohl's Corporation, 6.30% due 3/01/2011 ....................    1,031,509
                  AA       Aa2      1,000,000  Wal-Mart Stores, Inc., 6.875% due 8/10/2009 ................    1,098,479
                                                                                                             -----------
                                                                                                               2,800,402
---------------------------------------------------------------------------------------------------------------------------
Industrial--                                   Atlantic Richfield Company:
Energy--2.6%      AA+      Aa1        100,000     5.90% due 4/15/2009 .....................................      103,824
                  AA+      Aa1         60,000     8.44% due 2/21/2012 .....................................       72,473
                                               Conoco Inc.:
                  BBB+     Baa1       180,000     5.90% due 4/15/2004 .....................................      187,467
                  BBB+     Baa1       100,000     6.95% due 4/15/2029 .....................................      102,198
                  A+       A1         130,000  Consolidated Edison Inc., 7.15% due 12/01/2009 .............      142,102
                  BBB      Baa2        47,000  Duke Energy Field Services, 8.125% due 8/16/2030 ...........       48,889
                  BBB-     Baa3       200,000  Ocean Energy Inc., 7.25% due 10/01/2011 ....................      209,848


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Schedule of Investments as of June 30, 2002 (continued)
-------------------------------------------------------------------------------
                  S&P     Moody's      Face
Industry         Rating   Rating      Amount                    Issue                                            Value
---------------------------------------------------------------------------------------------------------------------------
                                               Corporate Bonds (continued)
---------------------------------------------------------------------------------------------------------------------------
Industrial--      BBB      Baa1    $  360,000  Progress Energy Inc., 5.85% due 10/30/2008 .................  $   362,554
Energy            BBB+     A3         160,000  Teco Energy Inc., 7% due 5/01/2012 .........................      167,796
(concluded)                                                                                                  -----------
                                                                                                               1,397,151
---------------------------------------------------------------------------------------------------------------------------
Industrial--                                   Alcan Inc.:
Manufacturing--   A-       A2         500,000     6.45% due 3/15/2011 .....................................      523,295
1.1%              A-       A2          65,000     7.25% due 3/15/2031 .....................................       70,222
                                                                                                             -----------
                                                                                                                 593,517
---------------------------------------------------------------------------------------------------------------------------
Industrial--      A+       A1         640,000  First Data Corporation, 6.75% due 7/15/2005 ................      690,324
Services--        BBB-     Baa3       460,000  News America Inc., 7.25% due 5/18/2018 .....................      434,638
3.2%              BBB+     Baa1       200,000  Time Warner Entertainment, 7.25% due 9/01/2008 .............      200,915
                  A-       A3         410,000  Viacom Inc., 7.875% due 7/30/2030 ..........................      445,225
                                                                                                             -----------
                                                                                                               1,771,102
---------------------------------------------------------------------------------------------------------------------------
Insurance--       A+       A1       1,000,000  Allstate Corp., 6.75% due 5/15/2018 ........................    1,009,909
6.4%              AA-      Aa3      1,000,000  Chubb Corporation, 6% due 11/15/2011 .......................    1,012,010
                  A+       A2         230,000  John Hancock Financial Services, 5.625% due 12/01/2008 .....      234,114
                  A        A2       1,240,000  MetLife Inc., 6.125% due 12/01/2011 ........................    1,265,232
                                                                                                             -----------
                                                                                                               3,521,265
---------------------------------------------------------------------------------------------------------------------------
Medical--1.1%                                  Tenet Healthcare Corporation:
                  BBB      Baa3       300,000     5.375% due 11/15/2006 ...................................      303,173
                  BBB      Baa3       320,000     6.875% due 11/15/2031 ...................................      315,006
                                                                                                             -----------
                                                                                                                 618,179
---------------------------------------------------------------------------------------------------------------------------
Oil--0.9%         A-       Baa1       500,000  Murphy Oil Corporation, 6.375% due 5/01/2012 ...............      509,631
---------------------------------------------------------------------------------------------------------------------------
Real Estate       BBB+     Baa1       310,000  EOP Operating LP, 7.375% due 11/15/2003 ....................      324,331
Investment        BBB      Baa2       500,000  New Plan Excel Realty Trust, 7.40% due 9/15/2009 ...........      509,761
Trust--4.2%       BBB+     Baa1       940,000  Prologis Trust, 7% due 10/01/2003 ..........................      973,126
                  BBB      Baa1       500,000  Simon Property Group LP, 7% due 6/15/2008 ..................      504,197
                                                                                                             -----------
                                                                                                               2,311,415
---------------------------------------------------------------------------------------------------------------------------
Special           AA       Aa2      1,000,000  Principal Life Global, 6.25% due 2/15/2012 (a) .............    1,024,738
Services--1.9%
---------------------------------------------------------------------------------------------------------------------------
Supranational--   A        A2         575,000  Corp Andina de Fomento, 6.875% due 3/15/2012 (a) ...........      589,845
1.1%
---------------------------------------------------------------------------------------------------------------------------
Transporta-       AAA      Aaa        500,000  Continental Airlines, 6.563% due 2/15/2012 .................      520,640
tion--2.8%                                     Southwest Airlines Co.:
                  A        Baa1       630,000     8% due 3/01/2005 ........................................      690,387
                  A        Baa1       300,000     7.875% due 9/01/2007 ....................................      338,691
                                                                                                             -----------
                                                                                                               1,549,718
---------------------------------------------------------------------------------------------------------------------------
Utilities--       A        A2         300,000  Alltel Corporation, 7% due 7/01/2012 .......................      299,334
Communi-          AA-      Aa3        400,000  Ameritech Capital Funding, 6.45% due 1/15/2018 .............      396,501
cations--4.8%     A+       Aa3        300,000  BellSouth Corporation, 6% due 10/15/2011 ...................      303,264
                  A+       A2       1,170,000  GTE Corporation, 6.84% due 4/15/2018 .......................    1,076,795
                  AA-      Aa3        200,000  SBC Communications Inc., 6.25% due 3/15/2011 ...............      204,757
                  BBB-     Baa3       400,000  Sprint Capital Corporation, 5.70% due 11/15/2003 ...........      355,448
                                                                                                             -----------
                                                                                                               2,636,099
---------------------------------------------------------------------------------------------------------------------------
Utilities--       A        A1         260,000  Mississippi Power, 6.05% due 5/01/2003 .....................      266,472
Electric--2.2%                                 South Carolina Electric & Gas:
                  A        A1         590,000     7.50% due 6/15/2005 .....................................      642,600
                  A        A1         260,000     6.70% due 2/01/2011 .....................................      274,186
                                                                                                             -----------
                                                                                                               1,183,258
---------------------------------------------------------------------------------------------------------------------------

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Schedule of Investments as of June 30, 2002 (concluded)
-------------------------------------------------------------------------------
                  S&P     Moody's      Face
Industry         Rating   Rating      Amount                    Issue                                            Value
---------------------------------------------------------------------------------------------------------------------------
                                               Corporate Bonds (concluded)
---------------------------------------------------------------------------------------------------------------------------
Yankee            A        A1      $  200,000  BSCH Issuances Ltd., 7.625% due 9/14/2010 (1) ..............  $   219,284
Corporates*--     A-       Baa1       400,000  British Telecom PLC, 8.375% due 12/15/2010 (3) .............      435,279
2.1%              BBB+     A3         300,000  Daimler-Chrysler NA Holdings, 6.40% due 5/15/2006 (2) ......      311,478
                  A        A2         200,000  Norsk Hydro A/S, 6.36% due 1/15/2009 (2) ...................      206,836
                                                                                                             -----------
                                                                                                               1,172,877
---------------------------------------------------------------------------------------------------------------------------
                                               Total Corporate Bonds
                                               (Cost--$51,672,255)--96.5%                                     52,766,618
---------------------------------------------------------------------------------------------------------------------------
                                               Short-Term Securities
---------------------------------------------------------------------------------------------------------------------------
Repurchase                            650,000  UBS Warburg Corp. LLC, purchased on 6/28/2002 to yield
Agreements**--1.2%                             1.90% to 7/01/2002 .........................................      650,000
---------------------------------------------------------------------------------------------------------------------------
                                               Total Short-Term Securities
                                               (Cost--$650,000)--1.2% .....................................      650,000
---------------------------------------------------------------------------------------------------------------------------
                                               Total Investments (Cost--$52,801,999)--98.6% ...............   53,901,911
                                               Other Assets Less Liabilities--1.4% ........................      787,925
                                                                                                             -----------
                                               Net Assets--100.0% .........................................  $54,689,836
                                                                                                             ===========
---------------------------------------------------------------------------------------------------------------------------

 *Corresponding industry groups for foreign bonds:
  (1)Financial institution.
  (2)Industrial; other.
  (3)Telecommunications.
**Repurchase Agreements are fully collateralized by U.S. Government
  Obligations.
(a)The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.

See Notes to Financial Statements.


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Statement of Assets and Liabilities as of June 30, 2002
-------------------------------------------------------------------------------
Assets:
Investments, at value (identified cost--$52,801,999) ................................                      $  53,901,911
Cash ................................................................................                                592
Interest receivable .................................................................                            896,874
Prepaid registration fees and other assets ..........................................                             42,137
                                                                                                           -------------
Total assets ........................................................................                         54,841,514
                                                                                                           -------------
Liabilities:
Payables:
  Capital shares redeemed ...........................................................     $      43,516
  Investment adviser ................................................................            21,057           64,573
                                                                                          -------------
Accrued expenses ....................................................................                             87,105
                                                                                                           -------------
Total liabilities ...................................................................                            151,678
                                                                                                           -------------
Net Assets                                                                                                 $  54,689,836
                                                                                                           =============

Net Assets Consist of:
Common Stock, $.01 par value, 50,000,000 shares authorized ..........................                      $      26,167
Paid-in capital in excess of par ....................................................                         55,144,340
Undistributed investment income--net ................................................     $      79,048
Accumulated realized capital losses on investments--net .............................       (1,659,631)
Unrealized appreciation on investments--net .........................................         1,099,912
                                                                                          -------------
Total accumulated losses--net .......................................................                          (480,671)
                                                                                                           -------------
Net Assets--Equivalent to $20.90 per share based on 2,616,738 shares outstanding ....                      $  54,689,836
                                                                                                           =============

See Notes to Financial Statements.


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Statement of Operations for the Six Months Ended June 30, 2002
-------------------------------------------------------------------------------
Investment Income:
Interest ............................................................................                      $   1,674,509

Expenses:
Investment advisory fees ............................................................     $     138,373
Transfer agent fees .................................................................            67,803
Printing and shareholder reports ....................................................            24,925
Professional fees ...................................................................            22,369
Accounting services .................................................................            21,239
Registration fees ...................................................................             8,904
Pricing services ....................................................................             7,747
Directors' fees and expenses ........................................................             6,302
Custodian fees ......................................................................             5,420
Other ...............................................................................             3,966
                                                                                          -------------
Total expenses ......................................................................                            307,048
                                                                                                           -------------
Investment income--net ..............................................................                          1,367,461
                                                                                                           -------------

Realized & Unrealized Gain (Loss) on Investments--Net:
Realized loss on investments--net ...................................................                          (767,448)
Change in unrealized appreciation on investments--net ...............................                            630,028
                                                                                                           -------------
Total realized and unrealized loss on investments--net ..............................                          (137,420)
                                                                                                           -------------
Net Increase in Net Assets Resulting from Operations ................................                      $   1,230,041
                                                                                                           =============

See Notes to Financial Statements.


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Statements of Changes in Net Assets
-------------------------------------------------------------------------------
                                                                                          For the Six        For the
                                                                                          Months Ended      Year Ended
Increase (Decrease) in Net Assets:                                                       June 30, 2002    Dec. 31, 2001
--------------------------------------------------------------------------------------------------------------------------
Operations:
Investment income--net ..............................................................     $   1,367,461    $   3,074,492
Realized gain (loss) on investments--net ............................................         (767,448)        2,507,016
Change in unrealized appreciation on investments--net ...............................           630,028        (804,930)
                                                                                          -------------    -------------
Net increase in net assets resulting from operations ................................         1,230,041        4,776,578
                                                                                          -------------    -------------

Dividends to Shareholders:
Dividends to shareholders from investment income--net ...............................       (1,288,420)      (3,074,485)
                                                                                          -------------    -------------

Capital Share Transactions:
Net decrease in net assets resulting from capital share transactions ................       (4,430,639)      (1,490,014)
                                                                                          -------------    -------------

Net Assets:
Total increase (decrease) in net assets .............................................       (4,489,018)          212,079
Beginning of period .................................................................        59,178,854       58,966,775
                                                                                          -------------    -------------
End of period* ......................................................................     $  54,689,836    $  59,178,854
                                                                                          =============    =============
--------------------------------------------------------------------------------------------------------------------------
*Undistributed investment income--net ...............................................     $      79,048    $           7
                                                                                          =============    =============
--------------------------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Financial Highlights
-------------------------------------------------------------------------------

The following per share data and ratios                  For the Six
have been derived from information                          Months
provided in the financial statements.                       Ended              For the Year Ended December 31,
                                                           June 30,     ------------------------------------------------
Increase (Decrease) in Net Asset Value:                      2002         2001          2000         1999         1998
------------------------------------------------------------------------------------------------------------------------
Per Share Operating Performance:
Net asset value, beginning of period ..................... $ 20.91      $ 20.34     $  19.77      $ 21.62      $  21.13
                                                           --------     --------     --------     --------      --------
Investment income--net++                                       .50         1.08         1.21         1.17          1.19
Realized and unrealized gain (loss) on investments--net ..    (.03)         .57          .58        (1.84)          .50
                                                           --------     --------     --------     --------      --------
Total from investment operations .........................     .47         1.65         1.79         (.67)         1.69
                                                           --------     --------     --------     --------      --------
Less dividends:
  Investment income--net .................................    (.48)       (1.08)       (1.22)       (1.18)        (1.20)
  In excess of investment income--net ....................      --           --           --       --++++            --
                                                           --------     --------     --------     --------      --------
Total dividends ..........................................    (.48)       (1.08)       (1.22)       (1.18)        (1.20)
                                                           --------     --------     --------     --------      --------
Net asset value, end of period ........................... $ 20.90      $ 20.91     $  20.34     $  19.77      $  21.62
                                                           ========     ========     ========     ========      ========

Total Investment Return:
Based on net asset value per share ....................... 2.28%+++        8.32%        9.21%       (3.14%)        8.24%
                                                           ========     ========     ========     ========      ========

Ratios to Average Net Assets:
Expenses .................................................   1.11%*        1.22%        1.10%        1.11%         1.00%
                                                           ========     ========     ========     ========      ========
Investment income--net ...................................   4.94%*        5.17%        6.16%        5.69%         5.60%
                                                           ========     ========     ========     ========      ========

Supplemental Data:
Net assets, end of period (in thousands) ................. $ 54,690     $ 59,179     $ 58,967     $ 63,150      $ 71,131
                                                           ========     ========     ========     ========      ========
Portfolio turnover .......................................      49%         227%         127%          61%           66%
                                                           ========     ========     ========     ========      ========

*Annualized.
++Based on average shares outstanding.
++++Amount is less than $.01 per share.
+++Aggregate total investment return.

See Notes to Financial Statements.


_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Notes to Financial Statements
-------------------------------------------------------------------------------

1. Significant Accounting Policies:
The Corporate Fund Accumulation Program, Inc. (the "Program") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Program's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Program.

(a) Valuation of investments--Portfolio securities are valued on the basis of prices furnished by one or more pricing services which determine prices for normal, institutional-size trading units. In certain circumstances, portfolio securities are valued at the last sale price on the exchange that is the primary market for such securities, or the last quoted bid price for those securities for which the over-the-counter market is the primary market or for listed securities in which there were no sales during the day. Obligations with remaining maturities of sixty days or less are valued at amortized cost, which approximates market value, unless this method no longer produces fair valuations. Securities for which there exist no price quotations or valuations and all other assets are valued at fair value as determined in good faith by or on behalf of the Board of Directors of the Program.

(b) Repurchase agreements--The Program invests in U.S. government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Program takes possession of the underlying securities, marks to market such securities and, if necessary, receives additions to such securities daily to ensure that the contract is fully collateralized. If the seller defaults and the fair value of the collateral declines, liquidation of the collateral of the Program may be delayed or limited.

(c) Income taxes--It is the Program's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Interest income is recognized on the accrual basis.

(e) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends to shareholders--Dividends from net investment income are declared and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Program has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

FAM is responsible for the management of the Program's portfolio and provides the

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Notes to Financial Statements (continued)
-------------------------------------------------------------------------------

necessary personnel, facilities, equipment and certain other services necessary to the operations of the Program. For such services, the Program pays a monthly fee of .50%, on an annual basis, of the value of the Program's average daily net assets.

FAM has entered into an Administrative Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., Prudential Securities, Inc., Morgan Stanley Dean Witter and Smith Barney, Inc. (the "Administrators"), whereby the Administrators perform certain administrative duties on behalf of FAM. The Administrators receive a monthly fee from FAM equal to .20%, on an annual basis, of the Program's average daily net assets.

For the six months ended June 30, 2002, the Program paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $3,096 for security price quotations to compute the net asset value of the Program.

For the six months ended June 30, 2002, the Fund reimbursed FAM $2,013 for certain accounting services.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended June 30, 2002 were $26,917,326 and $30,740,474, respectively.

Net realized losses for the six months ended June 30, 2002 and net unrealized gains as of June 30, 2002 were as follows:

-------------------------------------------------------------------------------
                                                   Realized          Unrealized
                                                    Losses             Gains
-------------------------------------------------------------------------------
Long-term investments .........................  $ (767,448)        $ 1,099,912
                                                 -----------        -----------
Total .........................................  $ (767,448)        $ 1,099,912
                                                 ===========        ===========
-------------------------------------------------------------------------------
As of June 30, 2002, net unrealized appreciation for Federal income tax purposes aggregated $1,099,912, of which $1,384,511 related to appreciated securities and $284,599 related to depreciated securities. The aggregate cost of investments at June 30, 2002 for Federal income tax purposes was $52,801,999.


4. Capital Share Transactions:
Transactions in capital shares were as follows:

-------------------------------------------------------------------------------
For the Six Months                                                    Dollar
Ended June 30, 2002                                 Shares            Amount
-------------------------------------------------------------------------------
Shares sold ...................................       90,370      $   1,881,383
Shares issued to shareholders
in reinvestment of dividends ..................       57,398          1,191,123
                                               -------------      -------------
Total issued ..................................      147,768          3,072,506
Shares redeemed ...............................    (360,902)        (7,503,145)
                                               -------------      -------------
Net decrease ..................................    (213,134)      $ (4,430,639)
                                               =============      =============
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
For the Year Ended                                                    Dollar
December 31, 2001                                   Shares            Amount
-------------------------------------------------------------------------------
Shares sold.............................             336,128      $   6,961,715
Shares issued to shareholders
in reinvestment of dividends............             138,199          2,855,145
                                               -------------      -------------
Total issued............................            474,327          9,816,860
Shares redeemed.........................           (544,209)       (11,306,874)
                                               -------------      -------------
Net decrease............................            (69,882)      $ (1,490,014)
                                               =============      =============
-------------------------------------------------------------------------------

5. Short-Term Borrowings:
The Program, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Program may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Program may borrow up to the maximum amount allowable under the Program's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits.

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Notes to Financial Statements (continued)
-------------------------------------------------------------------------------

The Program pays a commitment fee of .09% per annum based on the Program's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Program did not borrow under the credit agreement during the six months ended June 30, 2002.

6. Capital Loss Carryforward:
On December 31, 2001, the Program had a net capital loss carryforward of $882,531, all of which expires in 2008. This amount will be available to offset like amounts of any future taxable gains.

7. Subsequent Event:
On July 15, 2002, an ordinary income dividend of $.077302 was declared. The dividend was paid on July 15, 2002, to shareholders of record on July 15, 2002.

_______________________________________________________________________________
The Corporate Fund Accumulation Program, Inc.
Officers and Directors
-------------------------------------------------------------------------------

Terry K. Glenn--President and Director
Ronald W. Forbes--Director
Cynthia A. Montgomery--Director
Charles C. Reilly--Director
Kevin A. Ryan--Director
Roscoe S. Suddarth--Director
Richard R. West--Director
Edward D. Zinbarg--Director
Robert R. Peterson Jr.--Vice President
Melinda Raso--Vice President
Donald C. Burke--Vice President and Treasurer
David Clayton--Secretary



Custodian and Transfer Agent
The Bank of New York
90 Washington Street
New York, NY 10286